SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MODTECH HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MODTECH HOLDINGS, INC.
2830 Barrett Avenue
Perris, California 92571

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2008

To the Holders of Common Stock of Modtech Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Modtech Holdings, Inc. (the “Company”) will be held at the Company’s corporate headquarters, 2830 Barrett Avenue, Perris, California 92571, on Tuesday, June 17, 2008 at 8:30 a.m., local time, for the following purposes:

1.	To elect a board of six (6) directors, with each director so elected to hold office until the next Annual Meeting and until their successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting and any continuation or adjournment thereof.

The Board of Directors has fixed the close of business on May 13, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A copy of the Annual Report of the Company for the fiscal year ended December 31, 2007 and a Proxy Statement accompany this notice.

All stockholders are cordially invited to attend the Annual meeting in person. YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED, STAMPED ENVELOPE. Your proxy is revocable by written notice to the Company at any time prior to the exercise thereof. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

By Order of the Board of Directors,

Kenneth S. Cragun,
Senior Vice President of Finance, Chief Financial Officer and Secretary
Perris, California
April 29, 2008

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO IT BEING EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY IF YOU WISH.

MODTECH HOLDINGS, INC.
2830 Barrett Avenue Perris, California 92571

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 17, 2008

Purpose

Modtech Holdings, Inc. (sometimes referred to in this Proxy Statement as the “Company”) is sending out this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Company’s corporate headquarters, 2830 Barrett Avenue, Perris, California 92571, on Tuesday, June 17, 2008 at 8:30 a.m. local time, and at any continuation or adjournment thereof (the “Annual Meeting”). We are mailing this Proxy Statement, proxy card and our 2007 Annual Report to stockholders on or about May 21, 2008.

Proxies are being solicited to give all stockholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on the matters to be voted on at the Annual Meeting or any adjournment of that meeting.

Who Can Vote

You can vote if you were a stockholder of record of the Company as of the close of business on May 13, 2008. Your shares can be voted at the Annual Meeting only if you are present or represented by a valid proxy.

How to Vote

You can vote your shares either by using the enclosed proxy card or by voting in person at the Annual Meeting by written ballot. If you are planning to attend the Annual Meeting, you should bring proof of identification for entrance to the meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from the broker, bank or other nominee, reflecting your beneficial ownership of our voting stock as of May 13, 2008 as well as a proxy from the nominee to you.

Voting by Proxy

To vote your shares by proxy, complete and return the enclosed proxy card to us before the Annual Meeting. We will vote your shares as you direct on your proxy card. You can specify on your card whether your shares should be voted for all, some or none of the nominees for director listed on the card. You can abstain from voting on any or all of the proposals.

If you sign and return the proxy card, but do not specify how to vote, then we will vote your shares in favor of our nominees for director.

If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy card will have discretion to vote for you on those matters. As of the date of this Proxy Statement, we know of no other matters to be presented at the Annual Meeting.

Voting at the Annual Meeting

Written ballots will be available from the Company’s Secretary at the Annual Meeting. If your shares are held in the name of a broker, then you must obtain a proxy, executed in your favor, from the holder of record in order for you to vote your shares at the meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you do send in your proxy card, and also attend the Annual Meeting, then there is no need to vote again, unless you wish to change your vote.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can deliver a valid proxy with a later date; (2) you can notify the Company’s Secretary in writing at the address on the Notice of Annual Meeting that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Determining the Number of Votes You Have

Your proxy card indicates the number of shares of common and preferred stock that you own. Each share of common stock has one vote, each share of Series B preferred stock has 250 votes and each share of Series C preferred stock has 204 votes.

Quorum

A majority of the votes represented by our shares of common and preferred stocks outstanding as of the record date must be present, either in person or by proxy, in order for a quorum to be present to conduct the Annual Meeting. On April 15 2008, 21,419,415 shares of our common stock, 14,190 shares of our Series B preferred stock and 2,206 shares of our Series C preferred stock were outstanding. The Series B preferred shares represent 3,547,500 votes and the Series C preferred shares represent 450,204 votes. Abstentions and broker non-votes are counted as present in determining whether or not there is a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial owner.

Required Vote - Election of Directors

Directors are elected by a plurality of the votes, which means the six nominees who receive the largest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the six director nominees. Cumulative voting is not permitted. If you do not vote for a particular nominee, or if you indicate that you want to withhold authority to vote for a particular nominee on your proxy card, then your vote will not count for or against the nominee. Shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the outcome of the election. If any director nominee decides that he does not want to stand for this election, the persons named as proxies in your proxy card will vote for substitute nominees. As of the date of this Proxy Statement, we are not aware of any nominee who does not intend to stand for election.

Required Vote - Other Matters

For any other matters properly considered at the meeting to be approved, they must receive the affirmative vote of a majority of the total votes cast on the proposal, unless the vote of a greater number of shares is required by law or our Certificate of Incorporation or Bylaws.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear to be desirable to do so, solicitation may be made by telephone, telegraph or personal interview by our directors, officers and other regular employees, without extra compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to our stockholders, we are delivering only one set of this Proxy Statement and our Annual Report to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders.

How to Obtain a Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling us at: (951) 943-4014 or by writing us at: Modtech Holdings, Inc. 2830 Barrett Avenue, Perris, California 92571 Attn: Kenneth S. Cragun, Chief Financial Officer.

Proposal No. 1

ELECTION OF DIRECTORS

The Company’s current Board of Directors has nominated six (6) individuals, Dennis L. Shogren, Robert W. Campbell, Daniel J. Donahoe III, Stanley N. Gaines, Charles C. McGettigan and Myron A. Wick III, for election as directors of the Company at the Annual Meeting, each to serve as such until the next annual meeting of the Company’s stockholders and until their respective successors are elected and qualified. Each of the nominees is a current member of the Company’s Board of Directors. Although it is not presently contemplated that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holder for such other persons as may be designated by the present Board of Directors should any nominee become unavailable to serve.

Nominees

Certain information concerning the seven nominees is set forth below:

Mr. Dennis L. Shogren, age 54, joined Modtech in June 2003 as its Chief Financial Officer and Senior Vice President of Finance and was elected as President, Chief Executive Officer (“CEO”) and a Director in June 2006. Prior to joining the Company, Mr. Shogren held senior level positions at Haskel International from 2001 to 2003 and for Ameron International from 1997 to 2001, where he was responsible for corporate finance and reporting, manufacturing, engineering and support functions, with additional emphasis on lean manufacturing improvements. He holds an MBA degree from the University of Rochester’s William E. Simon Graduate School of Business Administration and a Bachelor of Science degree in accounting from the State University of New York at Brockport.

Mr. Robert W. Campbell, age 51, who was elected to the Board of Directors of the Company in 1991, has been the Managing Director of Corporate Finance at B. Riley & Co., LLC since August 2003. From 1995 to August 2003, Mr. Campbell was Managing Director of Corporate Finance at L.H. Friend, Weinress, Frankson & Presson, LLC. Prior to 1995, among the corporate finance and accounting firms Mr. Campbell was associated with were the Seidler Companies, Inc. and Peat, Marwick, Mitchell & Co.

Mr. Daniel J. Donahoe III, age 75, who was elected to the Board of Directors of the Company in 1998, is co-founder and President of Red Rock Resorts, which operates special, unique boutique resorts in the Western United States. He also serves as Chairman of Daybreak Investments, a privately-held investment company. Mr. Donahoe has been actively involved in the commercial and residential real estate market in the southwest over the past 30 years.

Mr. Stanley N. Gaines, age 73, has been a director of the Company since August 2000. Mr. Gaines served as the Chairman and CEO of GNB Incorporated from 1982 to 1988. He was Sr. Vice President International from 1981 through 1983 and Group Vice President, Batteries from 1971 through 1981 for Gould Incorporated. Mr. Gaines serves on the Board of Directors of Students in Free Enterprise.

Mr. Charles C. McGettigan, age 63, serves as Chairman of the Board and has been a director of the Company since June 1994. Mr. McGettigan is a co-founder and managing director of McGettigan, Wick & Co., Inc., an investment banking firm formed in 1988, and a co-founder and general partner of Proactive Investment Managers, L.P., the general partner of Proactive Partners, L.P., a merchant banking fund formed in 1991. Prior to founding McGettigan, Wick & Co., Inc., he was a Principal, Corporate Finance, of Hambrecht & Quist and a Senior Vice President of Dillon, Read & Co. Mr. McGettigan currently is a director of Cuisine Solutions, Inc., Tanknology, Inc., Corgi International, Ltd. and Chairman of Onsite Energy.

Mr. Myron A. Wick III, age 64, became a director of the Company in June 1994. Mr. Wick is currently a managing director and co-founder of McGettigan, Wick & Co., Inc., an investment banking firm formed in 1988, and a general partner of Proactive Investment Managers, L.P., the general partner of Proactive Partners, L.P., a merchant banking fund formed in 1991. Mr. Wick is a director of Tanknology, Inc. and Micro Analytical Systems, Inc. (MASI), lead director of Citizens Communications, and Chairman of Horizon Fuel Cell Technology.

Mr. Shogren is the only director employed by the Company. There is no family relationship between any director and any other director or executive officer of the Company. There are no arrangements or understandings between any director and any other person(s) pursuant to which he was or is to be selected a director. The Board of Directors has determined that Robert W. Campbell, Daniel J. Donahoe III, Stanley N. Gaines, Charles C. McGettigan and Myron A. Wick III are “independent” as defined in the NASDAQ Stock Market rules.

Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the nominees listed above.

Structure and Function of the Board of Directors

During the last fiscal year, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of which he was a member. The Company does not have a formal policy regarding attendance by directors at the Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting.

The Board has established an Audit Committee, which is comprised of Mr. Campbell, Mr. Wick and Mr. Gaines; a Compensation Committee, which is comprised of Mr. Campbell, Mr. Wick and Mr. Donahoe; and a Nominating Committee, which is comprised of Mr. Gaines and Mr. McGettigan. The Board of Directors has determined that each of the committee members meets the independence requirements of the NASDAQ Stock Market and that Robert W. Campbell is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

Audit Committee

The Audit Committee meets to consult with the Company’s independent auditor concerning their engagement and audit plan, and thereafter concerning the auditor’s report and management letter and, with the assistance of the independent auditor, also monitors the adequacy of the Company’s internal accounting controls, including management’s assessment of the effectiveness of internal control over financial reporting. Its activities are described in more detail under “Report of the Audit Committee” below and in the Audit Committee Charter, a copy of which is available on the Company’s website at www.modtech.com. The Audit Committee held four meetings during the last fiscal year.

Nominating Committee

The Nominating Committee met once during the last fiscal year. The Nominating Committee operates pursuant to a written charter. The charter is not available on the Company’s website, but a copy is set forth in Appendix A to this Proxy Statement.

The Nominating Committee recommends to the Board of Directors candidates for election to the Board by first identifying and evaluating potential director nominees using criteria approved by the Board of Directors. In the case of incumbent directors, the Nominating Committee reviews such directors’ service to the Company. This review may include number of meetings attended, level of participation, quality of performance and any transactions of such individuals with the Company while serving as directors. In the case of new director candidates, the Nominating Committee will use its network of contacts to compile a list of potential candidates. It may consider candidates recommended by management. It may also engage, if it deems it appropriate, a professional search firm. The Nominating Committee has not yet utilized the services of such a firm. The Nominating Committee will determine if a nominee must be independent under the NASDAQ Stock Market rules and, if so, whether the nominee meets the test of independence as set forth in such rules.

In order to be recommended to the Board of Directors as a nominee by the Nominating Committee, each potential nominee must, at a minimum, be able to read and understand financial statements, be over 21 years of age, have a background and experience in business, which may include finance, retail or wholesale operations, marketing or other fields which will complement the talents of the other directors, be willing and able to take the time to actively participate in Board and committee meetings and related activities, and have a reputation for honesty and integrity. Other than the foregoing, there are no stated minimum criteria for director nominees, but the Nominating Committee may consider such other factors as it may deem appropriate, including, without limitation, judgment, skill, diversity, experience with businesses of comparable size to the Company, the interplay of a nominee’s experience with the experience of other directors and the extent to which a nominee would be a desirable addition to the Board of Directors and any committees of the Board.

The Nominating Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by the stockholders in submitting recommendations. The candidates recommended by stockholders will be evaluated by the Nominating Committee in the same manner as other potential nominees using the criteria described above.

In order for a stockholder’s director candidate to be considered by the Nominating Committee for an upcoming annual meeting of stockholders, the stockholder must notify the Nominating Committee of its director candidate not less than 120 calendar days, nor more than 150 calendar days, before the anniversary of the date of the Company’s notice of annual meeting to its stockholders in connection with the previous year’s annual meeting. Recommendations must be in writing and directed to the Secretary of the Company at 2830 Barrett Avenue, Perris, California 92571. Recommendations must include (a) the name, age, business address and residence address of the candidate, (b) the principal occupation or employment of such person for the past five years, and description of employer businesses and positions held by the candidate at such employers (c) the class and number of shares of the Company which are beneficially owned by such person on the date of such stockholder’s notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors. Recommendations must be accompanied by a written consent of the proposed director candidate to stand for election if nominated by the Company’s Board of Directors and to serve on the Board if elected by the stockholders. The stockholder recommending the candidate must also give the following information about themselves, (a) the name and address, as such information appears on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s), (b) the class and number of shares of the Company which are beneficially owned by such stockholder and each other stockholder known by such stockholder to be supporting such nominee(s) on the date of such stockholders notice, (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (d) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

After all potential nominees have been evaluated by the Nominating Committee, the nominees to be recommended to the Board of Directors will be selected by the Nominating Committee by majority vote.

Compensation Committee

The Compensation Committee determines the compensation of executive officers and the levels of executive officer participation in stock option, bonus and other similar plans. A copy of the Compensation Committee’s Charter is available on the Company’s website at www.modtech.com. The Compensation Committee met once during fiscal 2007.

Compensation Committee Interlocks and Insider Participation

Neither Mr. Campbell, Mr. Wick, nor Mr. Donahoe has ever been an officer or employee of the Company. None of the executive officers of the Company served as members of the compensation committee (or other board committee performing equivalent functions, or, in the absence of such a committee, the entire board of directors) of another entity during 2007.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them in care of the Secretary of the Company at the Company’s principal executive offices located at 2830 Barrett Avenue, Perris, California 92751. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees. This code is publicly available on the Company website at www.modtech.com.

Executive Officers

The executive officers of the Company are Dennis L. Shogren, President, CEO and Director, Kenneth S. Cragun, Senior Vice President of Finance, Chief Financial Officer and Secretary, and Ronald C. Savona, Senior Vice President of Operations and Corporate Officer. The business experience of Mr. Shogren is set forth above under the heading “Election of Directors.”

Mr. Cragun, age 47, joined Modtech in June 2006 serving as the Company’s interim Chief Financial Officer. In August 2006 Mr. Cragun was hired permanently as its Chief Financial Officer. Prior to serving as Chief Financial Officer for Modtech Mr. Cragun worked at MIVA, Inc., an Internet marketing company, from 2003 to 2006. There he held various senior level financial positions serving most recently as Senior Vice President and Principal Accounting Officer. From 2002 to 2003, Mr. Cragun was the Chief Financial Officer of ImproveNet, Inc., a software company focused on the building materials industry. The company also provided an online contractor matching service for home improvement projects. From 2000 to 2002, Mr. Cragun was the Chief Financial Officer and Controller of NetCharge.com, Inc., an online invoicing and payment service. He was the Corporate Controller of C-Cube Microsystems Inc., a semiconductor manufacturer from 1994 to 2000. Prior to that time, he worked for 3Com Corporation and Deloitte & Touche. He holds a Bachelor of Science degree in accounting from Colorado State University-Pueblo.

Mr. Savona, age 55, joined the Company in January 2003 as Director of Marketing and has served in various capacities since then. He currently serves as Senior Vice President of Operations and Corporate Officer of the Company. Mr. Savona has more than 30 years of experience in top management positions in the modular building and construction industry. From 2000 through 2002, Mr. Savona was Chief Executive Officer of Eco Building Systems, Inc., a manufacturer of modular buildings utilizing a patented glass fiber reinforced concrete wall system. While the CEO of Eco Building Systems, Inc., Mr. Savona was primarily responsible for the manufacturing operations and growth of the company. During 2002, an involuntary petition for reorganization was filed against Eco Building Systems, Inc. under Chapter 11 of the Bankruptcy Code. Mr. Savona left Eco Building Systems, Inc. in December of 2002. He is a graduate of the UCLA executive management program.

Subject to the terms of applicable employment agreements, officers serve at the pleasure of the Board of Directors. There are no arrangements or understandings by or between any executive officer and any other person(s) pursuant to which he or she was, or is to be, selected as an officer of the Company.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for setting our overall compensation strategy, aligning it with our business goals. This includes determining the compensation of our CEO and other executive officers, overseeing our equity incentive plans and other benefit plans, and ensuring that our compensation programs are fair, reasonable and competitive. In determining compensation, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns their interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of deferred compensation and incentive compensation, including stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers.

Compensation Philosophy and Program Objectives

Our executive compensation program is designed (i) to attract and retain outstanding executive officers capable of leading us to fulfillment of our business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of our strategic and financial performance goals, including the enhancement of stockholder value. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of stockholder value. Our compensation philosophy is to provide overall compensation levels that (i) are sufficient to attract and retain talented executives and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, (iii) enhance executives’ incentives to increase our stock price and maximize stockholder value, and (iv) are consistent with our constant focus on controlling costs. In many instances we build our compensation elements around long term retention and development together with annual rewards based on specific focus areas.

Each year the Compensation Committee conducts a full review of the Company’s executive compensation program. Periodically this process includes a comprehensive review and detailed competitive analysis performed by an independent compensation consultant. Such a review was undertaken by the Compensation Committee in 2005 when it engaged ECG Advisors, LLC to conduct a compensation analysis for use by the Compensation Committee in its executive compensation decisions. The study was used to provide a benchmark of executive compensation levels against compensation of comparable executive positions in a peer group of 14 publicly traded companies in the construction services, building materials, or mobile homes & recreational vehicle sectors. Companies in the peer group included: McGrath RentCorp., Int’l Aluminum Corp., Trex Company, Inc., Northwest Pipe Co., Patrick Industries, Inc., Insteel Industries, Inc., Avatar Holdings, Inc., Layne Christensen Co., Mestek, Inc., Lawson Products, Inc., Skyline Corp., National RV Holdings, Inc., Drew Industries, Inc., and Coachmen Industries. The median annual sales revenue for this peer group was $339.9 million, the median market capitalization was $203.7 million and each company was publicly traded and based in the United States. The study indicated that our overall executive total compensation was slightly below the peer group median by 6%, with base salaries at 12% below the peer group median and total cash compensation well below the peer group median by 44% (due to the low payment of cash bonuses). Based on the Compensation Committee’s judgment, taking into account the independent consultant’s guidance as to compensation levels at comparable companies, the Compensation Committee seeks to provide current compensation, including annual salary and incentive bonus, which is competitive and comparable with the peer group of companies. The Compensation Committee does not seek the advice of independent consultants every year.

In hiring and retaining executive management, we compete with a variety of companies, including larger companies with greater resources. Accordingly, the Compensation Committee believes it is appropriate to offer executives, subject to performance goals being met, long-term incentive compensation that is intended to align their interests more closely with those of all stockholders. These long-term equity incentive grants are generally targeted based on the peer group of comparable companies. Based upon its deliberations and analysis, the Compensation Committee believes that within the framework defined above our executive compensation practices provide an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that its executive compensation practices recognize the caliber, level of experience and performance of our management.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our executive officers, including our “Named Executive Officers” set forth in the Summary Compensation Table below. The CEO annually reviews the performance of each executive officer (other than the performance of the CEO whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to the Named Executive Officers.

Assessing Executive Performance and Results

The Compensation Committee assesses the performance of the CEO and it works with the CEO in determining the performance assessments of the other executive officers. Performance is assessed and recognized through the annual planning and budget process. During this process, key strategies and objectives are established for both the short and long term. During the annual planning meeting, which typically occurs towards the end of the 4th quarter, the results are reviewed against the current year's plan and the next year's plan is adopted. We do not use specific quantitative targets or formulas to assess executive performance or determine compensation. The Compensation Committee reviews the history of each executive officer’s total compensation and compares the compensation of each executive officer with that of the executive officers in the Company’s peer group as well as to other executive officers of the Company. The peer group was based on recommendations by the independent compensation consultant from their last survey conducted in 2005.

Although the compensation process is managed and driven and decisions made by the Compensation Committee, the views of certain of our executive officers are taken into account in connection with setting the compensation of other executive officers. Executive officers participate in the preparation of materials requested by the Compensation Committee for use and consideration at Compensation Committee meetings and the Compensation Committee has the opportunity to meet with each of the executive officers at various times during the year to assess performance. In assessing the performance of the executive officers, the Compensation Committee does not assign specific weights to the factors considered.

Our CEO prepares recommendations regarding the individual and corporate performance goals and objectives of our other officers that are periodically established. Additionally, the CEO recommends compensation and other terms of employment for these officers. The Compensation Committee reviews and considers these recommendations in its deliberations, taking into account the officer’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the officer as established by the Compensation Committee. The CEO may be present during these deliberations, but does not vote.

The same criteria are key elements in the assessment of the CEO's performance by the Compensation Committee. The Board of Directors determines, in its sole discretion, the compensation and other terms of employment of our CEO, based on the Compensation Committees’ recommendation and evaluation of the CEO's performance in light of relevant corporate performance goals and objectives. The CEO is not present for the discussion and does not participate in the decisions regarding his compensation.

Elements of Compensation

Our executive compensation program has two major elements, fixed salary and incentive compensation. Incentive compensation consists of cash bonuses, non-qualified stock options, and restricted stock grants. Our compensation program also consists of providing our executive officers with employee benefits that are generally available to all of our employees including, matching contributions to a defined contribution (401(k)) retirement plan and health insurance benefits. Our executive officers also receive additional benefits not offered to other employees, which includes additional life insurance, long-term disability insurance and a monthly auto allowance. The mix of fixed salary and incentive compensation is determined by the Compensation Committee to provide the right balance of market competitiveness and align the executive's incentive compensation with business performance and stockholder return.

Salary

Salary is intended to compensate executive officers at a level which is appropriate for an executive in his or her position, consistent with experience and capabilities and in an amount which is competitive with the level of compensation paid by companies of similar size, complexity, revenues and growth potential. The Compensation Committee reviews the salary information of the peer group of similar sized comparable companies in the industry recommended by an independent compensation consultant and uses such information as a guideline in establishing the salary for each executive officer. We believe that offering competitive salaries gives us the opportunity to attract and retain talented managerial employees.

Incentive Bonuses

The Compensation Committee believes that the relative portion of an executive officer’s compensation that is variable rather than fixed should increase as the scope and level of the individual’s business responsibilities increase. This allows us to more closely match total compensation with our actual performance. Accordingly, the calculation of annual incentive bonus payments under our senior management incentive plan for executive officers is determined based on the Company’s actual performance measured against objective performance criteria approved by the Compensation Committee as described below.

Incentive bonuses are based on achievement of revenue, operating income goals and non-financial objective targets and are intended to motivate short-term financial performance of the Company. It is intended that high levels of achievement will provide executives with above average levels of current compensation based on comparable peer group information, and that lower levels of achievement will provide executives with below average levels of current compensation.

Revenue, EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and/or certain objective targets are established on an annual basis in connection with our budgeting process. These measures are believed to best reflect the short-term performance of the Company, as they are directly influenced by management’s actions and exclude non-cash transactions and other non-operating factors that affect net profit.

For 2006, certain revenue targets and EBITDA targets made up 20% and 80%, respectively, of the components for potential incentive bonuses to our Named Executive Officers. For 2007, EBITDA and certain non-financial objective targets made up 80% and 20% respectively, of the components for incentive bonuses. During 2006 and 2007, at least 80% of the targets had to be obtained before an incentive bonus could be awarded. The percentage of incentive bonus available to our Named Executive Officers during 2006 and 2007 ranged from 25% (if 80% of the target incentive was obtained) to 120% (if 120% or more of the target incentive was obtained). During 2006 and 2007, the total potential incentive bonus for our Named Executive Officers as a percentage of salary ranged from a target of 75% to a maximum incentive of 150%. During 2006 and 2007 we did not achieve performance in excess of the financial and non-financial targets and therefore no incentive bonuses were paid.

For 2008, EBITDA and certain non-financial objective targets make up 80% and 20%, respectively, of the components for incentive bonuses. In addition, EBITDA must be positive after payment of any discretionary bonuses. The potential EBITDA incentive bonus available to our Named Executive Officers for 2008 range from zero to 120% of the target bonus amount, based on meeting certain EBITDA earnings levels. The potential non-financial objective incentive compensation amount is based upon the successful completion of certain agreed upon strategic goals and business objectives and a satisfactory annual performance review.

The Compensation Committee believes the goals set are challenging, but achievable. During the past five years, the Company has achieved performance in excess of the financial targets once, and has achieved the maximum payout level once. The payout percentage over the past five years has been between approximately 0% and 100% of the participant’s target opportunity. When appropriate, the Compensation Committee will subsequently consider adjusting the targets to take into account developments which occur after the budget process has concluded. Generally, the Compensation Committee sets the targets such that the relative difficulty of achieving the target level is consistent from year to year.

Discretionary Bonus Compensation

In addition to incentive bonuses, a discretionary bonus of up to twenty-five percent (25%) of the executive’s base salary may be awarded in each calendar year. No portion of the bonus is vested or guaranteed prior to being paid and discretionary compensation bonuses awarded in one year do not carry forward to the next year. The amount of the discretionary bonus, if any, for any executive officer other than our CEO, is within the discretion of the Compensation Committee and the CEO. The CEO’s discretionary bonus, if any, is within the discretion of the Compensation Committee.

There were no discretionary bonuses approved by the Compensation Committee during 2007. During 2006, the Compensation Committee approved a discretionary bonus to our Named Executive Officers which exceeded 25% of their base salary. This discretionary bonus was approved upon the Named Executive Officers meeting certain 90 day performance objectives, which were a combination of strategic and business goal targets and not financial based targets. The Compensation Committee has the option to award additional discretionary compensation as considered necessary to retain and attract talented executive managerial employees.

Stock Compensation

Stock options under our stock option plans are used for executives to underscore the common interests of stockholders and management. Options are granted to executives to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive’s total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of years, options encourage executives to remain in the long-term employment of the Company.

The granting of stock options for our executives has generally taken two forms: initial grants (if any), are granted at hiring or promotion dates and typically have a two to four year vesting schedule, and bonus option grants, which are granted annually also with a two to four year vesting schedule. Initial and bonus stock option grants are set based on the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. There is no current incentive plan in place to grant stock options based on meeting certain financial performance or objective targets. On March 18, 2008, our Named Executive Officers were granted bonus stock options ranging from 50,000 to 100,000 shares. These stock options vest monthly over 24 months and expire 10 years from the date of grant. All stock options are granted at fair market value on the date of grant, which was $0.31 on March 18, 2008. No stock option awards were granted to our Named Executive Officers in 2007. On December 26, 2006, our Named Executive Officers were granted bonus stock options ranging from 25,000 to 50,000 shares. These stock options vest monthly over 24 months and expire 10 years from the date of grant and were granted at fair market value on the date of grant, which was $4.31 on December 26, 2006. Stock compensation expense recognized for stock options generally account for approximately 10% to 50% of an executive officer’s base salary. The overall number of shares currently granted in stock options represents dilution of 4%, which is below the average of similar sized companies that we use as a peer group for determining executive compensation.

Executive officers may also receive restricted stock awards that vest only if the officer remains employed by us for a period that is typically 2 to 4 years. The long vesting periods align our executives' interests with the long term interests of our stockholders. As much as 150% of the Named Executive Officer's compensation can be in restricted stock. For this purpose, the Compensation Committee values restricted stock based on fair market value equal to the number of shares multiplied by the price at date of grant, instead of the financial accounting method used for valuing equity awards in the Summary Compensation Table set forth below.

In 2007 we granted 97,371 shares of restricted stock to Mr. Cragun. During 2006 we granted 464,778 total shares of restricted stock to certain executives, of which 311,764 were restricted shares granted to our Named Executive Officers. We had not previously granted restricted stock awards. The overall number of shares currently granted in the restricted stock program represents dilution of 2%, which is below the average of similar sized companies that we use as a peer group for determining executive compensation. The compensation committee may consider restricted stock grants in the future in order to achieve certain stock ownership targets for executives. There is no current incentive plan in place to grant restricted stock based on meeting certain financial performance or objective targets.

Stock ownership (including restricted stock) among our Named Executive Officers ranges from 0 to 3.5 times salary. Valuation for this purpose is based on the year-end stock price. Ownership among executive officers helps to ensure that they have a significant stake in sustainable long-term success of our Company. Grants of stock with long holding periods reinforce ownership levels and alignment with stockholder interests. The Compensation Committee has established a stock ownership target of 3 to 5 times base salary for our Named Executive Officers.

The current value of stock-based compensation previously awarded and still outstanding was reviewed by the Compensation Committee and considered in making 2007 salary and incentive award decisions. The primary consideration by the Compensation Committee was aligning the present value of 2007 incentive awards and 2007 salary adjustments with performance of the Company, the long-term strategic plan of the business, and the annual compensation of peer group companies. The Compensation Committee does not support a practice of offsetting the loss or gain of prior equity grants by the value of current year grants. The Compensation Committee is flexible and takes a range of factors into consideration when making annual salary and incentive award decisions.

We believe that the granting of equity in the form of stock options and restricted stock grants helps keep executives focused on the premise that decisions made currently affect the performance of our stock in the future. The long vesting provisions limit the discretion of the executive to sell stock and the potential that an executive could be distracted by short term swings in stock prices.

Employee Benefit Programs

Our 401(k) plan is based on employee contributions and partial Company matching. The Compensation Committee believes that the contribution levels to the 401(k) plan are typical and necessary to recruit and retain qualified executives.

We do not provide any special executive health care benefits. Executives and their families are eligible to participate in our health care programs on the same basis as all other salaried employees. The terms of our health care programs for both current employees and retirees do not discriminate in scope, term or operation in favor of our executive employees.

All salaried employees are entitled to payment of salary for any accumulated but unused vacation days upon termination of employment.

Deferred Compensation Plan

We do not have a deferred compensation plan.

Miscellaneous Benefits

The following additional benefits are provided to our Named Executive Officers:

Life Insurance	2 times salary, with the ability to purchase an additional 2 times salary at plan rates

Long-Term Disability	60% of current base salary, with a maximum of $20,000 per month

Auto Allowance	$800 per month, plus gas

Vacation	Four weeks of vacation in each calendar year

Other than as listed above, our Named Executive Officers are compensated through salary and incentive compensation only. We do not provide cars, private air travel, family travel reimbursement or other special travel benefits to executive officers. Except for the 401(k) plan and deferred compensation plan described above, we have no pension or retirement plan. We do not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses except in connection with business travel, including Company requested relocations. We do not provide tax planning assistance, financial planning or other personal services to executive officers nor do we reimburse executive officers for any such services. We do not provide club memberships or other personal social or entertainment benefits to executive officers, nor do we reimburse executive officers for any such costs. We do not make loans or provide guarantees to executive officers.

Allocations Between Forms of Compensation

The value of stock options and restricted stock is based upon our performance, as reflected in the price of our stock. Bonuses for executive officers are based on revenue, operating income, EBITDA and/or objective targets established in connection with the annual budgeting process and are believed to best reflect our short-term performance.

Stock options and restricted stock awards are chosen to motivate and reward long-term performance. Stock options are granted with an exercise price equal to the closing price of our common stock on the business day immediately preceding the date of grant, vest over time, and have no value unless our performance, as reflected in our stock price, increases over time. The value to the executive officer is proportionate to such increase, which similarly benefits all stockholders. Restricted stock is intended as a retention tool as well as to align the executive officers’ interests with those of our stockholders. The restricted stock awards have no value unless the executive officer remains employed by us until the risk of forfeiture lapses and the shares vest, and then the value depends upon the value of our stock as reflected in our stock price.

Starting in 2006, in addition to encouraging our executives to have stock ownership, we directed more long-term compensation away from stock options and toward restricted stock because fewer shares are issued resulting in reduced stockholder dilution. We may continue to grant additional restricted stock in the future in order to minimize stockholder dilution.

While stock prices may reflect corporate performance over the long-term, the Compensation Committee recognizes that other factors, such as general economic conditions and varying attitudes among investors toward the stock market, in general, and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and performance bonuses, emphasize current corporate performance and the realization of defined financial objectives which are independent of short-term fluctuations in stock price as revenue and operating profits may be affected by employment shortages, state budget problems and other factors beyond the control of our executive officers.

Based on the fair value of equity awards granted to Named Executive Officers, as identified in the Summary Compensation Table below, and the base salary of the Named Executive Officers, “Salary” accounted for approximately 49% of the total compensation for the Named Executive Officers while equity incentive compensation expense in 2007 accounted for approximately 51% of the total compensation for the Named Executive Officers.

Summary Compensation Table

The following table sets forth certain information concerning compensation of each person that served as the principal executive officer or principal financial officer of the Company during the fiscal years ended December 31, 2006 and December 31, 2007, and our only other executive officer serving at December 31, 2007 whose total compensation exceeded $100,000 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Dennis L. Shogren	2007	$338,077	$-	$382,887	$106,018	$-	$-	$9,600	$836,582
President, Chief Executive Officer and Director (3)	2006	$291,923	$120,000	$207,397	$57,539	$-	$-	$9,600	$686,459

Kenneth S. Cragun	2007	$209,446	$-	$35,351	$17,686	$-	$-	$9,600	$272,083
Chief Financial Officer (3)	2006	$64,615	$-	$-	$-	$-	$-	$3,200	$67,815

Ronald C. Savona	2007	$229,608	$-	$199,073	$64,537	$-	$-	$9,600	$502,818
Senior Vice President of Operations and	2006	$230,000	$100,000	$107,831	$66,578	$-	$-	$9,600	$514,009
Corporate Officer

David M. Buckley	2006	$199,038	$227,045	$-	$-	$-	$-	$4,800	$430,883
President, Chief Executive Officer and Director (4)
_______________

(1)	See the “Discretionary Bonus Compensation” heading under the “Compensation Discussion and Analysis” section above for a description of these bonus amounts.

(2)
Represents the proportionate amount of the total fair value of the stock option awards recognized by the Company as an expense in 2007 and 2006 for financial reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2007 and 2006 were determined in accordance with SFAS 123(R). See Note 2 and Note 12 to our consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of all assumptions made in connection with the computation of these values.

(3)
Mr. Shogren joined the Company in June 2003 as its Chief Financial Officer and Senior Vice President of Finance and was elected as President, Chief Executive Officer and Director in June 2006. Mr. Cragun joined the Company in June 2006 as interim Chief Financial Officer and was hired permanently as Chief Financial Officer, Senior Vice President of Finance and Secretary in August 2006. During Mr. Cragun’s interim period, the Company did not pay his salary directly, but paid $66,000 in fees to the agency that provided him to the Company, Resources Global Professionals. These fees are not included in the table.

(4)
Mr. Buckley joined the Company in 2004 as President, Chief Executive Officer and Director. Mr. Buckley resigned from the Company in June 2006. He did not receive any severance payments or other benefits in connection with his resignation.

(5)	Reflects automobile allowance given to the Named Executive Officers.

The base compensation and potential for incentive and discretionary bonuses for Mr. Shogren, Mr. Cragun and Mr. Savona are set forth in their employment agreements which are described below under the heading "Employment Agreements."

Grants of Plan Based Awards in 2007

The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended December 31, 2007:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#) (3)	Options (#)	Awards ($/Sh)	Awards (4)
Dennis L. Shogren	-	$-	$258,750	$517,500	$-	$-	$-	-	-	$-	$-

Kenneth S. Cragun	-	$-	$157,500	$315,000	$-	$-	$-	-	-	$-	$-
	6/19/2007	$-	$-	$-	$-	$-	$-	97,371	-	$-	$266,797

Ronald C. Savona	-	$-	$172,500	$345,000	$-	$-	$-	-	-	$-	$-

(1)
The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s current bonus plan for the Named Executive Officers, which is zero. The amount shown in the “Maximum” column is 200% of the target amount listed in the “Target” column. These amounts are based on the Named Executive Officer’s base salary and position. The potential payouts are performance based and therefore are completely at risk. No non-equity incentive plan awards were actually paid by the Company for services in 2007.

(2)	There were no grants of awards to any Named Executive Officer during the year ended Dec. 31, 2007 for which there would be future payment for equity incentive plan awards.

(3)	Represents the granting of restricted stock in June 2007, with 32,457 shares vesting each on July 1, 2009, July 1, 2010 and July 1, 2011.

(4)
Represents the grant date total fair value of the award determined in accordance with SFAS 123(R). See Note 2 and Note 12 to our consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of all assumptions made in connection with the computation of these values.

The criteria for determining the awards and vesting and the performance based conditions and other material conditions applicable to the awards are described above in the Compensation Discussion and Analysis section above under the headings "Incentive Bonuses" and "Stock Compensation.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information concerning unexercised stock options and restricted stock that has not vested for each Named Executive Officer outstanding as of the end of the fiscal year ended December 31, 2007:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis L. Shogren	6/2/2003	25,000	(1)	-	(1)	-	$9.41	6/2/2013	-		$-	-	$-
	1/1/2004	22,295	(1)	-	(1)	-	$8.41	1/1/2014	-		$-	-	$-
	9/29/2004	37,500	(1)	12,500	(1)	-	$7.25	9/29/2014
	6/13/2006	-		-		-	$-	-	205,118	(2)	$182,555	-	$-
	12/26/2006	25,000	(3)	25,000	(3)	-	$4.31	12/26/2016	-		$-	-	$-

Kenneth S. Cragun	12/26/2006	12,500	(3)	12,500	(3)	-	$4.31	12/26/2016	-		$-	-	$-
	6/19/2007	-		-		-	$-	-	97,371	(4)	$86,660

Ronald C. Savona	1/6/2003	100,000	(1)	-	(1)	-	$9.91	1/6/2013	-		$-	-	$-
	9/29/2004	37,500	(1)	12,500	(1)	-	$7.25	9/29/2014
	6/13/2006	-		-		-	$-	-	106,646	(5)	$94,915	-	$-
	12/26/2006	12,500	(3)	12,500	(3)	-	$4.31	12/26/2016	-		$-	-	$-

(1)	25% of the shares subject to the grant vest annually over a 4 year period from the date of grant.

(2)	65,144 shares, 68,876 shares and 71,098 shares subject to the restricted stock grant vest on July 1, 2008, July 1, 2009 and July 1, 2010, respectively.

(3)	1/24th of the shares subject to the grant vest each month over a 2 year period from the date of grant.

(4)	32,457 shares subject to the restricted stock grant vest on July 1, 2009, July 1, 2010 and July 1, 2011, respectively.

(5)	35,549 shares, 35,539 shares and 35,548 shares subject to the restricted stock grant vest on July 1, 2008, July 1, 2009 and July 1, 2010, respectively.

Stock Option Exercises and Stock Vested in 2007

There were no stock options exercised or stock awards, including awards of restricted stock which vested for the year ended December 31, 2007.

Pension Benefits and Non-Qualified Deferred Compensation

We do not have a pension plan or non-qualified deferred compensation plan.

Timing of Awards

We review salaries, bonuses, and stock option and restricted stock grants on an annual basis. This process begins in our third quarter and is generally completed by the fourth quarter. Stock option grants are generally made at the end of the fourth quarter upon conclusion of the performance review process and occur on a date set in advance by the Compensation Committee. Incentive and discretionary bonus payments and restricted stock grants can be made at any time as deemed appropriate by the Compensation Committee based on the achievement of the established revenue, operating income, EBITDA and/or objective targets. There were no bonus payments or stock option grants in 2007 to our Named Executive Officers. Restricted stock grants were made in June 2007 to Mr. Cragun. The bonus payments, restricted stock grants and stock option grants made in 2006 to our Named Executive Officers were made in February, June and December, respectively. Previously granted stock options that remain outstanding were granted on substantially the same schedule as in 2006. Awards are made without regard to the release of our financial results for the year or the release of any other material non-public information. The value of restricted stock and the exercise price of stock options are set as equal to fair market value on the date of grant, defined in our equity compensation plans as the closing price of our common stock on the date of grant. We do not grant options, restricted stock or any other equity compensation awards at a price other than fair market value on the date of grant. We have never granted stock options or other equity compensation awards bearing a date other than the date of grant. We do not grant awards by written consent.

Employment Agreements

In June 2006, we entered into an employment agreement with our President, Chief Executive Officer and Director, Mr. Dennis Shogren with an initial term ending December 31, 2007. The agreement automatically renewed on that date for a term of one year and will automatically renew annually thereafter for successive periods of one year each until terminated by either Mr. Shogren or us. The agreement provides for an annual base salary of not less than $345,000 and for potential incentive or discretionary bonuses, as described above.

In February 2006, we entered into an employment agreement with our Senior Vice President of Operations and Corporate Officer, Mr. Savona, which initially expired December 31, 2006. The agreement automatically renewed on that date for a term of one year and will automatically renew annually thereafter for successive periods of one year each until terminated by either Mr. Savona or us. The agreement provides for an annual base salary of not less than $230,000 and for potential incentive or discretionary bonuses, as described above,, based on meeting certain performance targets.

In June 2007, we entered into an employment agreement with our Senior Vice President and Chief Financial Officer, Ken Cragun, which initially expired December 31, 2007. The agreement automatically renewed on that date for a term of one year and will automatically renew annually thereafter for successive periods of one year each until terminated by either Mr. Cragun or us. The agreement provides for an annual base salary of not less than $210,000 and participation in any bonus plan maintained by us for senior executives. In addition, the agreement provided for the grant of 97,371 shares of restricted common stock, of which 32,457 shares will vest on June 19, 2009, 32,457 shares will vest on June 19, 2010, and 32,457 shares will vest on June 19, 2011, in each case subject to Mr. Cragun’s continued employment on those dates.

All three agreements contain non-solicitation provisions that extend for 24 months after termination of employment for any reason and confidentiality provisions which have no time limit. Details of the three employment agreements concerning a voluntary termination due to a change in control or an involuntary termination are set forth below.

Change in Control Provisions

The employment agreements with Mr. Shogren, Mr. Savona and Mr. Cragun contain change in control provisions designed to protect such executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against loss of the anticipated benefits of their long-term incentive compensation arrangements. The Compensation Committee believes that it is in the best interests of the Company and its stockholders to offer such agreements to the Company's executive officers in order to allow the executive officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions. The change in control provisions are triggered when any person or entity or group of affiliated persons or entities acquires fifty percent (50%) or more of the outstanding shares of common stock of the Company or a business combination or sale of substantially all of the Company’s assets occurs and as a result of, or in connection with any of such events, the persons who were directors of the Company immediately prior to the event cease to constitute three-fourths of the membership of the Board of Directors. Within one year of a change in control event, if Mr. Shogren’s, Mr. Savona’s or Mr. Cragun's duties, responsibilities and position are significantly reduced, they may voluntarily terminate their employment and be entitled to a severance payment equal to twelve (12) months base salary, less the required withholding taxes, employment taxes and such other deductions required by applicable law. This severance would be payable as a lump-sum cash payment within 30 days following the date of termination. Mr. Shogren, Mr. Savona and Mr. Cragun would also be entitled to receive immediate vesting of all previously granted equity compensation (including unvested restricted stock) upon termination. The following table quantifies the acceleration of equity compensation if a change-in-control occurred on December 31, 2007, and employment was voluntarily terminated:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Accelerated Exercise (#)	Value Realized on Accelerated Exercise ($)	Number of Shares Acquired on Accelerated Vesting (#)	Value Realized on Accelerated Vesting ($)
Dennis L. Shogren	-	$-	205,118	$182,555
Kenneth S. Cragun	-	$-	97,371	$86,660
Ronald C. Savona	-	$-	106,646	$94,915

(1)	Reported value is based on "in-the-money" options as of December 31, 2007.

(2)	Reported value is based on the year ending stock price of $0.89 as of December 31, 2007.

The Compensation Committee views the potential lump-sum cash payments for a voluntary termination with good reason, following a change in control, as reasonable and appropriate for the executive officers, as the process of matching high level Named Executive Officers to appropriate new positions may take a significant amount of time.  The Compensation Committee also believes that the equity awards granted to the executive officers have been reasonable in amount, and that, in the event of a change in control, it would be unfair to deprive the executive officers of a substantial part of the value that has resulted from the increase in the price of our common stock over the years due to the performance of the current executive team.

Potential Payment Upon Termination

In the event that the Company terminates Mr. Shogren’s, Mr. Savona’s or Mr. Cragun's employment without cause or the Company declines to renew their employment agreement, these Named Executive Officers shall be paid a severance payment equal to twelve (12) months base salary, less the required withholding taxes, employment taxes and such other deductions required by applicable law. This severance would be payable as a lump-sum cash payment within 30 days following the date of termination. All stock options, restricted stock grants or other forms of equity compensation held by these Named Executive Officers shall cease vesting upon termination. Mr. Shogren, Mr. Savona and Mr. Cragun would have the right to exercise any vested stock options within 30 days of termination, but all restricted stock still subject to a risk of forfeiture would be forfeited. In the event that the Company terminates these Named Executive Officers for cause, no severance payment would be payable.

CEO Performance and Compensation

Within the framework described above, the Compensation Committee evaluates the performance of our CEO and determines the officer's salary, bonus, and stock option or restricted stock grant on an annual basis. The Compensation Committee sets qualitative objectives and responsibilities for the CEO consistent with our business model. These include creating stockholder value through revenue and profit growth, strategic planning and new product development, enhancement of stockholder value and effective Board and stockholder communications.

Director Compensation

During 2007, each non-employee director was paid an annual retainer of $25,000 plus $1,000 for each board meeting and committee meeting attended. The chairs of the audit and compensation committee are paid an annual retainer of $12,000 and $5,000, respectively. Non-chair members of the audit committee and compensation committees are paid an annual retainer of $5,000 and $3,500, respectively. On March 18, 2008, each non-employee director, other than the Chairman of the Board, was granted an option to purchase 100,000 shares and the Chairman of the Board was granted an option to purchase 150,000 shares. These options vest in equal installments monthly over 24 months and expire in 10 years. All stock options granted to directors are granted at fair market value on the date of grant, which was $0.31 on March 18, 2008. There were no stock option awards granted to non-employee directors during 2007. On December 26, 2006, each non-employee director, other than the Chairman of the Board, was granted an option to purchase 50,000 shares and the Chairman of the Board was granted an option to purchase 75,000 shares. These options vest in equal installments monthly over 24 months, expire in 10 years and were granted to directors at fair market value on the date of grant, which was $4.31 on December 26, 2006.  The Company reimburses the expenses of its non-employee directors in attending Board meetings. If a director is also an employee of the Company, no compensation is paid for any services provided as a director. The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2007.

Name and Principal Position	Fess Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert W. Campbell	$45,500	$-	$37,379	$-	$-	$82,879
Daniel J. Donahoe III	$34,000	$-	$37,379	$-	$-	$71,379
Stanley N. Gaines	$38,500	$-	$37,379	$-	$-	$75,879
Charles R. Gwirtsman	$27,281	$-	$37,379	$-	$-	$64,660
Charles C. McGettigan	$55,500	$-	$55,065	$-	$-	$110,565
Myron A. Wick III	$38,750	$-	$36,877	$-	$-	$75,627

(1)
Represents the proportionate amount of the total fair value of the stock option awards recognized by the Company as an expense in 2007 for financial reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2007 were determined in accordance with SFAS 123(R). See Note 2 and Note 12 to our consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of all assumptions made in connection with the computation of these values.

401(k) Plan

Under the Company’s 401(k) Plan, our officers and other employees may elect to defer up to 12% of their compensation, subject to limitations under the Internal Revenue Code. We make contributions on a 50% matching basis. Amounts deferred are deposited by us in a trust account for distribution to employees upon retirement, attainment of age 59 1/2, permanent disability, death, termination of employment or the occurrence of conditions constituting extraordinary hardship.

Accounting and Tax Implications

Section 162(m) of the Internal Revenue Code limits deductions for executive compensation in excess of $1 million, except for certain compensation which qualifies for a performance-based exception. Certain types of compensation in excess of $1 million are deductible by us if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The equity grants under our 2002 Nonstatutory Stock Option Plan are not subject to this deduction limit. Cash compensation paid to our named executive officers did not exceed the Section 162(m) thresholds in fiscal 2007 or 2006.

While the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executives, deductibility will not be the only factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that the Compensation Committee may, in the future, enter into compensation arrangements where the payments are not fully deductible under Section 162(m).

Beginning on January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of SFAS 123(R).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and the discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Charles C. McGettigan	Daniel J. Donahoe III	Myron A. Wick III

The Compensation Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference.

Audit Committee Report

The Audit Committee (“Committee”) assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the Company’s internal controls, and the audit process. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, but the activities of the Committee are in no way designed to supersede or alter the traditional responsibilities of the Board of Directors or independent auditor. The Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation for the quality of the audits performed by the independent auditor.

The Committee has reviewed and discussed with management the audited financial statements and the audit conducted to assess the effectiveness of the Company’s internal control over financial reporting. The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee received from the independent auditor the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements and the report on the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of Squar, Milner, Peterson, Miranda & Williamson LLP as the Company’s independent auditor for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Robert W. Campbell	Stanley N. Gaines	Myron A. Wick III

The Audit Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference.

Fees of Independent Auditors

Fees billed to the Company by Squar, Milner, Peterson, Miranda & Williamson LLP and by KPMG LLP, for services rendered related to fiscal year 2007 and 2006 were as follows:

	2007 (2)	2006 (2)

Audit fees	$389,106	$376,510
Audit-related fees:	$-	$-
Tax fees(1):	$80,228	$54,199
All other fees:	$-	$-
_________________
(1)	Tax fees primarily consist of tax compliance.
(2)	KPMG’s fees billed to the Company for services during fiscal year 2007 and 2006 were $12,500 and $50,000, respectively.

Squar, Milner, Peterson, Miranda & Williamson LLP have been selected by the Board of Directors as the independent auditor of the Company for the fiscal year ending December 31, 2007. Representatives of the firm are not expected to be present at the Annual Meeting.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted written pre-approval policies and procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The term of such pre-approval is generally 12 months, unless the Audit Committee determines otherwise. Pre-approval fee levels for all services to be provided by the independent auditor are established periodically by the Audit Committee. The levels encompass both estimated hours for specific services and hourly fee rates. Any proposed services exceeding these fee levels require specific pre-approval by the Audit Committee. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee no later than at it’s next scheduled meeting.

Transactions with Related Persons

In accordance with the Company's written Related Party Transactions Policy, the Audit Committee is responsible for reviewing the terms and conditions of all related party transactions and determining whether to approve the transactions. Any transaction, arrangement or relationship that involves more than $120,000 and is with any person who is a director or executive officer of the Company, nominee to become a director, person known by the Company to be the beneficial owner of more than 5% of the Company's stock, or any of immediate family member of any of the foregoing needs to be approved by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee reviews the material facts of the transaction and take into account, among other factors the committee may deem appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

During 2007, the Audit Committee approved a potential sale of approximately 20 single family homes to the Lady Lake Partnership at a price of approximately $170,000 each. Lady Lake Partnership is a real estate development partnership consisting of Robert Farnsworth and the Shogren Family Trust that is proposing to develop certain property located in Florida. Mr. Farnsworth is unrelated to the Company, but the Company's President and Chief Executive Officer, Dennis Shogren, is the trustee and a beneficiary of the Shogren Family Trust.

Since January 1, 2007, there have not been any other related party transactions.

Stock Performance Graph

The graph set forth below compares the stock price of the Company since January 1, 2001 against (1) the S&P 500, and (2) the composite of the companies listed by Hemscott in its non-residential building construction (“Peer Group”). The graph is based upon information provided to the Company by Hemscott.

The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the graph by reference.

Equity Compensation Plan Information

The following table sets forth the number of shares to be issued upon exercise of outstanding options, the weighted-average exercise price of such options, and the number of shares remaining available for issuance as of our most recent completed fiscal year.

	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,614,038	(1)	$6.66	(2)	1,038,881
Equity compensation plans not approved by security holders	N/A		N/A		N/A

(1)	Includes 507,087 unvested share of restricted stock issued pursuant to our 2002 Nonstatutory Stock Option Plan.

(2)
Because the 507,087 unvested shares of restricted stock shares issued pursuant to our 2002 Nonstatutory Stock Option Plan do not have an exercise price, the shares are not included in the calculation of weighted average exercise price.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the ownership of our common and preferred stock as of March 31, 2008, by (i) each of the current directors, (ii) each of the executive officers identified in the Summary Compensation Table above, (iii) each person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock or preferred stock, and (iv) all current directors and executive officers as a group. Except as otherwise noted and subject to community property laws where applicable, each beneficial owner has sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the address of each holder identified below is in care of Modtech, 2830 Barrett Avenue, Perris, California 92571.

Common Stock Beneficial Owner Table
	Common	Rights to
	Shares	Acquire Shares
	Beneficially	of Common	Percent of
Name and Address of Beneficial Owner	Owned (1)	Stock (2)	Common (1)
Officers and Directors
Dennis L. Shogren	271,590	225,190	1.3%
Kenneth S. Cragun	23,916	23,916	*
Ronald C. Savona	163,963	162,363	*
Daniel J. Donahoe III	108,424	108,424	*
Robert W. Campbell	90,057	90,057	*
Stanley N. Gaines	285,791	185,791	1.3%
Charles R. Gwirtsman (3)	634,683	312,500	2.9%
Charles C. McGettigan (4) (8)	520,154	345,154	2.4%
Myron A. Wick III (8)	362,050	314,529	1.7%
All directors and executive officers as a group (9 people)	2,460,628	1,767,924	10.6%

5% Security Holders
Jon D. Gruber (5) (8)	3,791,036	326,316	17.4%
Gruber & McBaine Capital Management (6) (8)	3,282,151	273,684	15.1%
J. Patterson McBaine (7) (8)	3,567,324	289,473	16.4%
Laurus Master Fund, Ltd. (9)	7,837,978	5,698,178	28.9%
Heartland Advisors, Inc. (10)	2,256,613	-	10.5%
Goldman Sachs Asset Management, L.P. (11)	1,262,686	-	5.9%
Dimensional Fund Advisors Inc. (12)	1,141,342	-	5.3%
Royce & Associates, LLC (13)	1,505,370	-	7.0%
Austin W. Marxe and David M. Greenhouse (14)	1,226,435	-	5.7%
_______________

* Less than one percent

(1)	Beneficial ownership is calculated as required by Securities and Exchange Commission Rule 13d-3(d) and includes the shares described in footnote (2).

(2)
Represents the number of shares that may be acquired upon exercise of options, warrants, conversion of preferred shares or other rights within sixty days after March 31, 2008. Refer to the Preferred Stock Beneficial Owner Table below for details of the number of preferred shares beneficially owned and percentage ownership.

(3)
Includes 132,669 shares held by Capital Resources Growth, Inc., an entity of which Mr. Gwirtsman is the sole stockholder, and 189,514 shares held directly by Mr. Gwirtsman and his wife and trusts formed for the benefit of their children. Also includes options to purchase 52,500 shares exercisable within 60 days after April 25, 2007. Mr. Gwirtsman resigned as a Director in August 2007.

(4)	Includes 128,400 shares owned of record directly by Mr. McGettigan and 1,600 shares held in a trust formed for the benefit of Mr. McGettigan’s daughter.

(5)	Includes all shares owned of record by Mr. Gruber and by Gruber & McBaine Capital Management and affiliates, of which Mr. Gruber is a managing member.

(6)	Includes shares owned of record by Lagunitas Partners, Gruber & McBaine International, Hamilton College, Wallace Foundation and Donaghy Sales, Inc.

(7)	Includes all shares owned of record directly by Mr. McBaine and by Gruber & McBaine Capital Management and affiliates, of which Mr. McBaine is a managing member.

(8)	The address of each of Charles C. McGettigan, Myron A. Wick III, Jon D. Gruber, Gruber & McBaine Capital Management and J. Patterson McBaine is 50 Osgood Place, San Francisco, CA 94133.

(9)
Laurus Master Fund (LMF) is managed by Laurus Capital Management, LLC (LCM). Mr. Eugene Grin and Mr. David Grin are the controlling principles of LCM and may be deemed to have shared voting and investment power over the shares owned by LMF. The address of LMF, LCM, Mr. Eugene Grin and Mr. David Grin is 825 Third Avenue, 14th Floor, New York, NY 10022.

(10)
The principal stockholder and President of Heartland Advisors, Inc. (HA) is Mr. William J. Nasgovitz and may be deemed to have shared voting and investment power over the shares owned by HA. The address of HA and Mr. Nasgovitz is 789 North Water Street, Milwaukee, WI 53202.

(11)	The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005.

(12)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13)	The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(14)
Includes shares owned of record by Special Situations Cayman Fund, LP (Cayman), Special Situations Fund III, LP (SSF3) and Special Situations Fund III QP, LP (SSF3QP). Mr. Marxe and Mr. Greenhouse are controlling principals for Cayman, SSF3 and SSFQP and may be deemed to have shared voting and investment power over the shares owned by Cayman, SSF3 and SSFQP. The address for Cayman, SSF3, SSFQP, Mr. Marxe and Mr. Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

Preferred Stock Beneficial Owner Table
Name and Address of Beneficial Owner	Series B Preferred Shares Beneficially Owned (1)	Percent of Series B Preferred Shares	Series C Preferred Shares Beneficially Owned (2)	Percent of Series C Preferred Shares
Officers and Directors
Dennis L. Shogren	-	-	200	9.1%
Kenneth S. Cragun	-	-	10	*
Ronald C. Savona	-	-	10	*
Daniel J. Donahoe III	-	-	100	4.5%
Robert W. Campbell	-	-	10	*
Stanley N. Gaines	-	-	500	22.7%
Charles R. Gwirtsman (8)	1,250	8.8%	-	-
Charles C. McGettigan	-	-	588	26.7%
Myron A. Wick III	-	-	500	22.7%
All directors and executive officers as a group (9 people)	1,250	8.8%	1,918	86.9%

5% Security Holders		-	-	-
R&R Opportunity Fund, LLC (3)	2,000	14.1%	-	-
Dolphin Offshore Partners, L.P. (4)	7,500	52.9%	-	-
Thomas Peckosh (5)	960	6.8%	-	-
GCA Strategic Investment Fund Limited (6)	1,000	7.0%	-	-
Maythorpe Holdings Limited (7)	1,000	7.0%	-	-
_______________

* Less than one percent

(1)	Each share of Series B preferred stock has 250 votes and converts into 250 shares of common stock and votes on an as-converted basis.

(2)	Each share of Series C preferred stock has 204 votes and converts into 204 shares of common stock and votes on an as-converted basis.

(3)	The address of R&R Opportunity Fund, LLC is 1 Bridge Street, Suite 126, Irvington, NY 10533.

(4)	The address of Dolphin Offshore Partners, L.P. is 129 East 17th Street, New York, NY 10003.

(5)	The address of Thomas Peckosh is 2310 Simpson Street, Dubuque, Iowa 52003.

(6)	The address of GCA Strategic Investment Fund Limited is Mechanics Building, 12 Church Street, Hamilton, Bermuda HM11.

(7)	The address of Maythorpe Holdings Limited is 2nd Floor, Geneva Place, 333 Waterfront Drive, Road Town, Tortola, British Virgin Islands.

(8)	Mr. Gwirtsman resigned as a Director in August 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on the Company’s review of such reports, the Company believes that all Section 16(a) filing requirements applicable to all such persons were complied with during the fiscal year covered by this report.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting of stockholders, proposals by our stockholders intended to be presented at such annual meeting must be received by the Company at our executive offices no later than January 21, 2009. Proposals must comply with the requirements as to form and substance set forth in our bylaws and established by the Securities and Exchange Commission for proposals in order to be included in the proxy statement.

A stockholder proposal for our next annual stockholders’ meeting that is not requested to be included in our proxy materials in accordance with the process described above will be considered untimely if received by us after April 6, 2009. Accordingly, the proxy with respect to our next annual stockholders’ meeting will confer discretionary authority to vote on any stockholder proposals received by us after April 6, 2009.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the meeting. However, if any matters not included in this Proxy Statement properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote under the authority therein given in accordance with his best judgment.

ANNUAL REPORT

Our 2007 Annual Report on Form 10-K, which includes audited financial statements for the fiscal year ended December 31, 2007 and other financial information about us, accompanies this Proxy Statement. A copy of this Annual Report is available without charge to any of our stockholders upon written request to Kenneth S. Cragun, Chief Financial Officer, Modtech Holdings, Inc., 2830 Barrett Avenue, Perris, California 92751.

By Order of the Board of Directors,

Kenneth S. Cragun
Senior Vice President of Finance, Chief Financial Officer and Secretary
April 29, 2008

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

The Board of Directors recommends a vote "For" All Nominees Listed Below.

	FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for the nominee(s) listed below
1. ELECTION OF DIRECTORS:	☐	☐

01. Dennis L. Shogren, 02. Robert W. Campbell, 03. Daniel J. Donahoe III, 04. Stanley N. Gaines, 05. Charles C. McGettigan, 06. Myron A. Wick III.

INSTRUCTION: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.

____

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S).

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.

Signature ____________________ **Signature (if held jointly)** ____________________ **Dated** ________, **2008**

NOTE: Please sign as name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲

MODTECH HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Dennis L. Shogren and Charles C. McGettigan, or either of them, as attorney-in-fact and proxy for the undersigned, each with full power of substitution, to represent the undersigned and vote, as designated on the other side, all of the shares of Common Stock of Modtech Holdings, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on June 17, 2008, or at any adjournment or continuation thereof.

(To be signed and dated on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Appendix A

Modtech Holdings, Inc.

Nominating Committee Charter

PURPOSE

The purpose of the Nominating Committee is to identify, evaluate and recommend to the Board of Directors director nominees for election at the annual shareholders meeting.

COMPOSITION

•	The Nominating Committee will be composed entirely of members of the Board of Directors who satisfy the definition of “independent” under the listing standards of the Nasdaq Stock Market.

•	Committee members will be appointed by the Board and may be removed by the Board in its discretion.

•	The Chair of the Committee will be designated by the Board, provided that if the Board does not designate a Chair, the members of the Committee may designate a Chair by majority vote.

RESPONSIBILITIES

The Nominating Committee will:

•	Identify and evaluate the suitability of potential director nominees using criteria approved by the Board of Directors.

•
Review the overall service of incumbent directors whose terms are set to expire, including the number of meetings attended, level of participation, quality of performance and any transactions such directors had with the Company during their term of office.

•	Determine whether a potential nominee must be “independent” under the listing standards of the Nasdaq Stock Market, and, if so, if the potential nominee meets those standards.

•
Initiate a search for potential nominees, if deemed necessary, using its network of contacts and seeking input from the Board of Directors and the Company’s Chief Executive Officer. The Committee may also engage, if it deems appropriate, a professional search firm.

•	Make a determination that each potential nominee meets the following minimum qualifications:

•	Able to read and understand financial statements.

•	Over 21 years of age.

•	Background and experience with retail operations, finance, marketing or other fields which will complement the talents of other Board members.

•	Willing and able to take the time to actively participate in Board and committee meetings and related activities.

•	A reputation for honesty and integrity.

•
Consider director nominees recommended by shareholders that have followed the procedures set forth in the Company’s proxy statement for making such recommendations. In evaluating shareholder recommended nominees, the Committee will utilize the same criteria set forth above.

•	Conduct appropriate inquiries into the backgrounds of potential nominees. The Committee may engage the services of outside investigators to conduct such inquiries.

•	In the case of new candidates, initiate contact and arrange and conduct interviews. The Chief Executive Officer of the Company and Chairman of the Board of Directors may also interview new candidates.

•	Recommend for approval by the Board of Directors a slate of director nominees approved by a majority of the members of the Committee.

In conducting its activities, the Committee will regularly consult with the Chief Executive Officer and other members of the Board of Directors to assure that the Committee’s actions and decisions are consistent with maintaining a sound relationship between the Board of Directors and management, and among the directors.

MEETINGS

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The Committee may invite to its meetings any officer, director, member of senior management of the Company or such other persons as it deems appropriate to carry out its responsibilities. All meetings of the Committee may be held telephonically and the Committee may act by written consent in lieu of a meeting.

The Chair shall cause minutes of each meeting of the Committee to be maintained and shall report the activities of the Committee to the Board of Directors on a current basis. Minutes of each Committee meeting shall be distributed to the Board of Directors.

ADMINISTRATIVE

This charter is subject to modification and interpretation by the Board of Directors.